As filed with the Securities and Exchange Commission on July 12, 2010

Registration No. 333-167738

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMART Technologies Inc.

(Exact name of Registrant as specified in its charter)

Alberta, Canada	3577	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3636 Research Road N.W.

Calgary, Alberta T2L 1Y1

(403) 245-0333

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

SMART Technologies Corporation

1655 North Fort Myer Dr., Suite 1120

Arlington, VA 22209

(866) 766-6927

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Sharon R. Flanagan Scott M. Freeman Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 (212) 839-5300	David A. Spencer Bennett Jones LLP 4500 Bankers Hall East 855 – 2nd Street S.W. Calgary, Alberta Canada T2P 4K7 (403) 298–3100	Joshua N. Korff Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 (212) 446-4800	Craig Wright Osler, Hoskin & Harcourt LLP 100 King Street West 1 First Canadian Place Suite 6100 Toronto, Ontario Canada M5X 1B8 (416) 362-2111

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 6.	Indemnification of Directors and Officers

See “Certain Relationships and Related Party Transactions – Limitation of Liability and Indemnification of Directors and Officers.”

Item 7.	Recent Sales of Unregistered Securities

Corporate Reorganization. On August 28, 2007, Intel, IFF and the other then shareholders of the registrant’s predecessor, signed an agreement with Apax Partners to effect the Corporate Reorganization. In connection with the Corporate Reorganization, we issued 42,606,653 voting common shares with a value of $40.1 million, 84,883,191 cumulative preferred shares with a value of $80.0 million, 127,489,844 non-voting common shares with a value of $120.1 million, 42,606,653 voting preferred shares with a nominal value and demand promissory notes with an aggregate value of $648.8 million to Intel and IFF. The total consideration of $889.0 million was provided in exchange for Intel’s and IFF’s aggregate 6,307,481 common shares (99.3% equity interest) in the registrant’s predecessor. The then minority shareholders of the registrant’s predecessor exchanged their 42,481 common shares (0.7% equity interest) for a demand promissory note from the registrant with a value of $6.0 million.

In connection with the Corporate Reorganization, Apax Partners contributed cash of $239.3 million to School 3 ULC (an entity jointly owned by Intel and Apax Partners) which amount was contributed to the registrant. Intel transferred its 127,489,844 non-voting common shares to School 3 ULC. The registrant also issued 84,876,495 voting preferred shares with a nominal value to funds advised by Apax Partners. As a result of the Corporate Reorganization, David A. Martin and Nancy L. Knowlton reduced their direct and indirect equity interest in the registrant to 25.05%, Intel reduced its ownership interest to 25.05% and Apax Partners acquired an interest of 49.9%.

Participant Equity Loan Plan. On August 28, 2009, the registrant issued and sold an aggregate of 10,412,500 common shares under the Participant Equity Loan Plan to employees at a price of C$1.06 per share (or $0.99 per share when issued) for an aggregate purchase price of $10,308,460. On February 16, 2010, the registrant issued and sold an aggregate of 544,691 common shares under the 2009 Participant Equity Loan Plan to employees at a price of C$3.53 per share (or $3.35 per share when issued) for an aggregate purchase price of $1,826,852.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions. The registrant believes that the issuance and sale of securities in the Corporate Reorganization described above were not required to be registered under the U.S. Securities Act by virtue of Section 4(2) under the U.S. Securities Act, and that the issuance and sale of securities in the Participant Equity Loan Plan were not required to be registered by virtue of Rule 701 or Regulation S under the U.S. Securities Act.

Item 8.	Exhibits and Financial Statement Schedules

(a)	Exhibits

The exhibits listed on the attached Exhibit Index are filed as part of this Registration Statement.

(b)	Financial Statement Schedules

All schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements and notes thereto.

Item 9.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the U.S. Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the U.S. Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the U.S. Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the U.S. Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada on July 12, 2010.

SMART TECHNOLOGIES INC.

By:	/s/ Jeffrey A. Losch
Name: Jeffrey A. Losch
Title: Vice President, Legal and General Counsel

Pursuant to the requirements of the U.S. Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed below by the following persons in the capacities indicated on July 12, 2010.

Signature	Title

/s/ * Nancy L. Knowlton	Chief Executive Officer and Director (principal executive officer)

/s/ * G.A. (Drew) Fitch	Vice President, Finance and Chief Financial Officer (principal financial and accounting officer)

/s/ * David A. Martin	Executive Chairman and Director

/s/ * Salim Nathoo	Director

/s/ * Arvind Sodhani	Director

*By:	/s/ Jeffrey A. Losch
Jeffrey A. Losch Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the U.S. Securities Act of 1933, the undersigned, the duly authorized representative in the United States of SMART Technologies Inc., has signed this Amendment No. 2 to the registration statement on July 12, 2010.

SMART TECHNOLOGIES CORPORATION

By:	/s/ Jeffrey A. Losch
Name: Jeffrey A. Losch
Title: Vice President, Legal and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

3.1*	Articles of the Registrant

3.2*	By-laws of the Registrant

3.3	Articles of Amendment of the Registrant

3.4	Form of Articles of Amendment of the Registrant to be effective upon closing of the offering

4.1*	Specimen certificate evidencing Class A Subordinate Voting Shares

4.2*	Form of Securityholders Agreement, among SMART Technologies Inc. and the shareholders of SMART Technologies Inc. named therein.

5.1	Opinion of Bennett Jones LLP

9.1*	SMART Technologies 2009 Participant Equity Loan Plan Voting Trust Agreement

10.1*	Form of Amended and Restated Registration Rights Agreement, among SMART Technologies Inc. and the shareholders of SMART Technologies Inc. named therein.

10.2*	2010 Equity Incentive Plan†

10.3*	2009 Discretionary Management Bonus Plan†

10.4*	2010 Discretionary Management Bonus Plan†

10.5*	SMART Technologies 2009 Participant Equity Loan Plan

10.6*	SMART Technologies 2009 Participant Equity Loan Plan Loan Agreement

10.7*	Amended and Restated Executive Employment Agreement, dated as of June 1, 2010, between SMART Technologies Inc. and Nancy Knowlton†

10.8*	Amended and Restated Executive Employment Agreement, dated as of June 1, 2010, between SMART Technologies Inc. and David Martin†

10.9*	Amended and Restated Executive Employment Agreement, dated as of June 1, 2010, between SMART Technologies Inc. and Tom Hodson†

10.10*	Amended and Restated Executive Employment Agreement, dated as of June 1, 2010, between SMART Technologies ULC. and G.A. (Drew) Fitch†

10.11*	Amended and Restated Executive Employment Agreement, dated as of June 1, 2010, between SMART Technologies ULC. and Jeffrey Losch†

10.12*	Form of Indemnity Agreement†

10.13*	First Lien Credit Agreement, dated as of August 28, 2007 among SMART Technologies (Holdings) Inc., SMART Technologies ULC, Deutsche Bank AG, Canada Branch and the other lenders party thereto

10.14*	Second Lien Credit Agreement, dated as of August 28, 2007 among SMART Technologies (Holdings) Inc., SMART Technologies ULC and Deutsche Bank AG, Canada Branch and the other lenders party thereto

10.15*	Loan and Indemnity Agreement, dated as of May 9, 2008 between SMART Bricks and Mortar, IFF Holdings Inc., David A. Martin and Nancy L. Knowlton

10.16*	Holdings Credit Agreement, dated as of August 28, 2007 among SMART Technologies (Holdings) Inc., Deutsche Bank AG, Canada Branch and the other lenders party thereto

10.17*	Agreement for Sale and Purchase of Shares, dated March 30, 2010, among Kuwait Finance House (Bahrain) B.S.C (c), New Zealand Australia Private Equity Fund Company B.S.C (c), Jolimont Capital Partners Pty Ltd., Ascot Private Equity Limited, Touch Holdings Limited, and Ascot Private Equity No. 2 Limited, Smart Technologies NW Holdings Ltd., Next Holdings Limited and Shareholder Representative Services LLC

10.18*	First Amendment to First Lien Credit Agreement, dated as of May 11, 2010, among SMART Technologies ULC, SMART Technologies Inc., the lending institutions party to the Credit Agreement referred to therein, Deutsche Bank AG, Canada Branch and Royal Bank of Canada

Exhibit No.	Description

10.19*	Amalgamation Agreement, dated as of June 8, 2010, between School Amalco Ltd. and SMART Technologies Inc.

10.20	Form of Stock Option Agreement under the 2010 Equity Incentive Plan†

21.1*	Subsidiaries of the Registrant

23.1*	Consent of KPMG LLP

23.2	Consent of Bennett Jones LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

99.1*	Consent of Director Nominee (Michael J. Mueller)

99.2*	Consent of Director Nominee (Robert C. Hagerty)

*	Previously filed.
†	Management compensatory plan or agreement.